UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2016

Versartis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36361	26-4106690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4200 Bohannon Drive, Suite 250 Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 963-8580

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 5, 2016, Versartis, Inc. (“we,” “us,” or “the Company”) along with our subsidiary, Versartis GmbH, entered into an Exclusive License and Supply Agreement (the “Agreement”) with Teijin Limited, or Teijin, a pharmaceutical company based in Japan, pursuant to which we granted to Teijin an exclusive license to develop, use, sell, offer for sale, import, and otherwise commercialize, in Japan, any pharmaceutical product incorporating somavaratan (VRS-317). In exchange for such rights, we will receive an upfront payment of $40 million from Teijin, as well as the potential to receive a development milestone of $35 million, regulatory milestones of up to $55 million, and sales milestones of up to $35 million, in addition to sales based payments.

Under the Agreement, the development and commercialization of somavaratan products in Japan will be overseen by a joint steering committee composed of representatives of Teijin and us. We will be responsible for completing (at our expense) all ongoing clinical studies, including the current pediatric Growth Hormone Deficiency (GHD) Phase 2/3 trial, and its related extension study, and we will also be responsible for a portion of the costs associated with any additional trials, if they are required by the Japanese authorities for approval of the Marketing Authorization Application, or MAA, in Japan in the pediatric indication, up to a cap on our share of such costs of $5 million. Following the MAA submission in Japan, Teijin will be responsible for conducting any additional Japanese studies for the pediatric or any other indications, at its expense.

We are required, under the Agreement, to supply Teijin with its clinical and commercial requirements for product for Japan. In exchange for delivering finished product for commercial use, we will receive a combination of a running royalty and transfer pricing based upon net sales of the product in Japan, in a percentage ranging from the high-20s to mid-30s.

The Agreement continues until the earlier of (i) twelve years after the first commercial sale of a licensed product in Japan, or (ii) the expiration of certain Versartis patents, unless terminated earlier by mutual agreement of the parties. The initial term of the Agreement is subject to automatic extension for three three-year terms, unless otherwise mutually agreed. The agreement may be earlier terminated by either party for the other party’s uncured material breach or insolvency. In addition, Teijin may terminate the agreement without cause upon six months’ advance notice prior to the sale of a licensed product, and upon twelve months’ notice thereafter.

The foregoing is only a summary of the material terms of the Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the agreement that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Versartis, Inc.

Date: August 9, 2016	By:	/s/ Joshua T. Brumm
Joshua T. Brumm Chief Financial Officer